Microsoft Word 11.0.6502;77M): Mergers

         The following funds of Goldman Sachs Trust ("GST") acquired the assets and liabilities of six portfolios offered by the Expedition Family of Funds ("Expedition") as follows (the "Reorganization"):

             GST Funds                  Corresponding Expedition Portfolio

             CORE U.S. Equity Fund          Equity Fund
             Growth and Income Fund         Equity Income Fund
             Core Fixed Income Fund         Investment Grade Bond Fund
             Municipal Income Fund          Tax-Free Investment Grade Bond Fund
             Financial Square Prime          Money Market Fund
                 Obligations Fund
             Financial Square Tax-Free      Tax-Free Money Market Fund
                 Money Market Fund

         With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated January 1, 2005, and Statement of Additional Information dated January 1, 2005, each as filed electronically with the Securities and Exchange Commission ("SEC") on January 13, 2005, (Accession No. 0001206774-05-000024) (the "Proxy Soliciting Materials").

                  The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

                  (a) The Reorganization with respect to the Expedition Equity Fund, Expedition Income Fund, Expedition Investment Grade Bond Fund, Expedition Tax-Free Investment Grade Bond Fund, Expedition Money Market Fund and Expedition Tax-Free Money Market Fund Portfolio closed on February 28, 2005.

                  (b) An Agreement and Plan of Reorganization was approved by each foregoing Expedition Portfolio at a Special Meeting of Shareholders of Expedition held on February 24, 2005. Expedition's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions dated December 10, 2004. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on November 4, 2004.

                  (c) On April 8, 2005, Expedition filed with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that is has ceased to be an investment company (Accession No. 0000935069-05-000840) and such application was subsequently amended on May 13, 2005 (Accession No. 0000935069-05-001153). Upon receipt of the Order, it is expected that Expedition will terminate its existence under state law.